EXHIBIT 99.2

For Immediate Release

LANA CORBI TO LEAVE CROWN MEDIA U.S.
AS PART OF CORPORATE RESTRUCTURING

STUDIO CITY, CA, October 7, 2002 – Lana Corbi, president and CEO of Crown Media United States, LLC, which operates Hallmark Channel U.S., will be leaving as part of a corporate restructuring of the domestic and international channels which eliminated her position. Ms. Corbi will stay on in a consultancy capacity through the remainder of the year to assist in the transition.

     David Evans, president and chief executive officer of Crown Media Holdings, Inc. the parent company of Hallmark Channel U.S. and a highly experienced television executive, will assume the responsibilities formerly held by Ms. Corbi.

     “It is always most difficult to make decisions which involve people you consider close colleagues,” Mr. Evans stated. “Lana is a very talented and skilled executive and she has played an important role in the launch of the Hallmark Channel and its current position as one of America’s fastest growing cable networks. I am delighted she will help us in a transitional role which is a testimonial to her high degree of professionalism. Were it not for the very difficult corporate decisions that had to be made, she would still be a part of the company.”

     “It was a pleasure being part of the creation of a new cable network which, in little over a year, made major strides in the areas of distribution, programming advertising and the political arena,” Ms. Corbi stated. “I am also very pleased that we were able to do worthwhile programming like our ‘Adoption’ series which hopefully will enrich the lives of many adults and children. I leave the network at a time when strong momentum has been created and I hope that this momentum will allow the company to reach its future goals.”

     Ms. Corbi was appointed president and CEO of Hallmark Channel U.S., in October 2001. She joined Crown Media Holdings in June 2000 from Odyssey Network, as chief operating officer, overseeing legal and business affairs, business development, operations, corporate communications and government relations. She joined Odyssey in March 1999, as chief operating officer where she shepherded significant carriage agreements with Time Warner Cable, DIRECTV, Adelphia Communications and the National Cable Television Cooperative, Inc. (NCTC).

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     Between 1991 and 1999, Ms. Corbi enjoyed two tenures with the Fox Broadcasting Company where she was president of network distribution, becoming the highest-ranking woman executive at the network. She was promoted to the position from the title of executive vice president. Between 1995 and 1996, she was president and chief operating officer of Blackstar LLC, a joint venture between Fox Broadcasting Company and Silver King Communications that acquired, owned and operated local television stations throughout the U.S. Ms. Corbi first joined Fox Broadcasting Company in 1991 as vice president, Midwest affiliate relations and was subsequently named to senior vice president, network distribution before joining Blackstar.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. and in more than 110 countries. The combined channels have over 95 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., DIRECTV, Inc., VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition, and J.P. Morgan Partners (BHCA), LLC.

For additional information, please contact:
Mindy Tucker
Vice President, Corporate Development
212.445.6788
mindytucker@hallmarkchannel.com

Media:
Paul Nichols
The Lippin Group
323.965.1990
pnichols@lippingroup.com

Charlie Dougiello
The Lippin Group/NY
212.986.7080
charlie@lippingroup.com

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